Exhibit 23.14

CONSENT

We hereby consent to the reference to our valuation of InSightec Ltd., as of December 31, 2012, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even
Giza Zinger Even

Tel Aviv, Israel
May 4, 2015